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                                                                    Exhibit (11)

[Ropes & Gray
 letterhead]

                                November 8, 2002


State Street Research Income
  Trust, on behalf of its High
  Income Fund series
One Financial Center
Boston, MA  02111

Ladies and Gentlemen:

         You have requested our opinion in connection with the acquisition as contemplated by the Agreement and Plan of Reorganization, dated as of October 7, 2002 (the "AGREEMENT"), by and between State Street Research Securities Trust, a Massachusetts business trust, on behalf of its State Street Research Strategic Income Fund series (the "ACQUIRED FUND"), and the State Street Research Income Trust, a Massachusetts business trust (the "INCOME TRUST"), on behalf of its High Income Fund series (the "ACQUIRING FUND") (the "REORGANIZATION"). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

         In connection with this opinion, we have examined the executed copies of the Agreement; copies of the resolutions adopted at the meetings of the Trustees of the Income Trust held on October 7, 2002, as certified by the Assistant Secretary of the Income Trust; the First Amended and Restated Master Trust Agreement of the Income Trust, as amended, on file in the offices of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston (the "DECLARATION OF TRUST") and as certified by the Assistant Secretary of the Income Trust; a copy of the By-laws of the Income Trust, as amended, as certified by the Assistant Secretary of the Income Trust; and such other documents, certificates and records as we have deemed necessary for the purpose of this opinion.

         We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to their corresponding originals of all documents submitted to us as copies. We have also assumed that each of (i) the Prospectus; (ii) the Registration Statement of the Income Trust on Form N-14 as filed with the Securities Exchange Commission ("SEC") on November 8, 2002 (the "REGISTRATION STATEMENT"); and (iii) the joint proxy statement of the Acquired Fund and the Acquiring Fund, relating to the meeting of the Trusts' shareholders to be held on February ___, 2003 to consider the Reorganization (the "PROSPECTUS/PROXY STATEMENT"), complies and complied at all relevant times with the Securities Act of 1933, as amended (the "1933 ACT"), the Securities

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                                      -2-                       November 8, 2002

Exchange Act of 1934, as amended (the "1934 ACT"), and the Investment Company Act of 1940, as amended (the "1940 ACT").

         We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction, including The Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Income Trust is a duly formed and validly existing unincorporated voluntary association with transferable shares existing under and by virtue of the laws of The Commonwealth of Massachusetts and has the power to own all of its properties and to carry on its business as presently conducted.

         2. The Reorganization Shares are duly authorized and upon delivery to the Acquired Fund as provided for by the Agreement will be validly issued, fully paid and nonassessable by the Income Trust and the Acquiring Fund and no shareholder of the Acquiring Fund has any preemptive right to subscription or purchase in respect thereof.

         The Income Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of the Income Trust could, under certain circumstances, be held personally liable for the obligations of the Income Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Income Trust and requires that the notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Income Trust. The Declaration of Trust provides for indemnification out of the property of the Acquiring Fund for all loss and expense of any shareholder held personally liable for the obligations of the Income Trust solely by reason of being or having been a shareholder of the Acquiring Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Acquiring Fund itself would be unable to meet its obligations.

         We hereby consent to the filing of a copy of this opinion with the SEC as an exhibit to the Registration Statement.

         This opinion is furnished by us solely for your benefit and, except as expressly consented to by us in writing, may not be relied upon by any other entity or individual.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray